Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06045-0151	www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013

MANCHESTER, CT – November 4, 2013 – LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter 2013 (“Q3 2013”) highlights compared to Third Quarter 2012 (“Q3 2012”)

•	Net sales were $98.0 million, an increase of $3.8 million, or 4.1%, compared to Q3 2012;
-	Foreign currency translation positively impacted net sales by $1.6 million, or 1.6%;
•	Gross margin increased to 20.9%, an improvement of 45 basis points from Q3 2012;
•	Selling, product development and administrative expenses were $13.1 million, or 13.4% of net sales, compared to $14.1 million, or 14.9% of net sales in Q3 2012;
•	Operating income was $7.4 million, or 7.5% of net sales, compared to operating income of $5.2 million, or 5.5% of net sales, in Q3 2012;
•	Net income was $4.6 million, or $0.27 per diluted share, compared to $3.9 million, or $0.23 per diluted share, in Q3 2012;
-	Effective tax rate of 37.5% in Q3 2013 compared to 24.4% in Q3 2012, which included the reversal of valuation allowance of $0.5 million, or a benefit of $0.03 per diluted share;
•	Cash balance of $60.0 million at September 30, 2013, compared to $63.6 million at December 31, 2012;
•	During 2013, $6.1 million was used to purchase approximately 423,000 shares of Lydall’s common stock under its repurchase program.

Net sales for the third quarter of 2013 were $98.0 million, an increase of $3.8 million, or 4.1%, compared to the third quarter of 2012, from higher net sales of $7.5 million in the Thermal/Acoustical Fibers segment. The segment continued to benefit from increased production of vehicles on Lydall’s platforms in North America resulting in greater parts net sales of $3.1 million, as well as increased tooling revenues of $4.4 million to support the launch of future vehicle platforms. Lower net sales were reported in the third quarter of 2013, compared to the third quarter of 2012, by the Performance Materials segment of $3.0 million, Thermal/Acoustical Metals segment of $0.7 million, and the Life Sciences Vital Fluids business of $0.2 million. Lower net sales for the Performance Materials segment were primarily due to decreased net sales of Industrial Filtration products of $1.5 million, driven by lower global demand for air filtration products. Also, net sales of Industrial Thermal Insulation products in the Performance Materials segment decreased by $0.8 million, primarily due to the divestiture of the electrical papers product line in a prior year.

Consolidated operating income was $7.4 million in the third quarter of 2013 compared to $5.2 million in the third quarter of 2012. The increase in operating income was attributable to the Company’s Thermal/Acoustical Fibers and Thermal/Acoustical Metals segments, with increases in operating income of $1.8 million and $1.1 million, respectively. The Thermal/Acoustical Metals segment’s third quarter 2012 operating income included an unfavorable $0.5 million customer pricing adjustment. These increases were offset to some extent by a decrease in operating income in the Performance Materials segment of $0.9 million and the Life Sciences Vital Fluids business of $0.2 million, each in the third quarter of 2013 compared to the third quarter of 2012. Operating income for the Company in the third quarter of 2013 was favorably impacted by lower selling, product development and administrative expenses of $1.0 million, due to lower severance and recruiting charges of $0.9 million and professional services of $0.8 million, primarily at the corporate office, partially offset by company-wide higher salaries and benefits expense.

Consolidated operating margin in the third quarter of 2013 was 7.5% compared to 5.5% in the third quarter of 2012. This increase was primarily due to an improvement in the Thermal/Acoustical Metals segment as a result of lower raw material costs, favorable absorption of fixed overhead costs and a favorable mix between parts and tooling net sales. In the third quarter of 2013, compared to the third quarter of 2012, higher margin part sales increased by $1.6 million while lower margin tooling sales decreased by $2.3 million. Higher net sales and lower selling costs from the Thermal/Acoustical Fibers segment also contributed to improved operating margin. These increases in operating margin were partially offset by a decrease in the third quarter of 2013 operating margin in the Performance Materials segment primarily due to lower net sales, lower absorption of fixed overhead costs, and unfavorable mix among product sales.

Dale Barnhart, President and Chief Executive Officer, stated, “Overall, I am pleased by the improvement in Lydall’s operating results for the third quarter of 2013 in comparison to our third quarter of 2012. Strong automotive parts sales for our Thermal/Acoustical Fibers and Thermal/Acoustical Metals segments in North America on existing platforms and new platform launches helped to offset softness in demand within certain product lines in our Performance Materials segment.

“Entering the final quarter of 2013, the Company expects global demand for products to remain stable with the most recent quarter. We believe our operating results in the fourth quarter of 2013 will be impacted by an unfavorable shift in product mix and seasonality, which effects production activity and absorption of fixed costs. We anticipate that tooling sales related to our Thermal/Acoustical Metals and Fibers segments will be robust as Lydall continues to win new vehicle platforms.

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“Lastly, as we previously announced, we are in the process of establishing a new Thermal/Acoustical Metals manufacturing facility outside of Shanghai, China. The business remains on schedule to be fully operational in the first half of 2014.”

Conference Call

Lydall will host a conference call today at 11:00 a.m. Eastern Time to discuss results for its third quarter and nine months ended September 30, 2013 as well as general matters related to its businesses and markets. The call may be accessed at (888) 317-6016, from within the U.S., or (412) 317-6016, internationally, and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 1:00 p.m. Eastern Time on November 4, 2013 through 9:00 a.m. Eastern Time, November 12, 2013 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, conference number 10036127. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investors Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands, Germany, China and sales offices in the U.S., Europe, and Asia, manufactures specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or its subsidiaries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects”, “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets which the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, and increases in fuel prices, which could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2012.

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These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company. Information may also be obtained from the Company Contact: David D. Glenn, Director of Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	November 4, 2013

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$97,995	$94,167	$298,075	$288,456
Cost of sales	77,501	74,898	233,179	227,953
Gross profit	20,494	19,269	64,896	60,503

Selling, product development and administrative expenses	13,108	14,069	41,472	41,968
Gain on sale of product line	-	-	-	(810)
Operating income	7,386	5,200	23,424	19,345

Interest expense	77	96	231	273
Other (income) expense, net	(16)	(19)	44	(3)
Income before income taxes	7,325	5,123	23,149	19,075

Income tax expense	2,750	1,248	8,127	4,696
Net income	$4,575	$3,875	$15,022	$14,379

Earnings per share:
Basic	$0.28	$0.23	$0.90	$0.86
Diluted	$0.27	$0.23	$0.89	$0.85

Weighted average number of common shares outstanding	16,437	16,630	16,599	16,742
Weighted average number of common shares and equivalents outstanding	16,735	16,943	16,888	16,978

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Sales

Performance Materials Segment	$27,860	$30,810	$84,311	$92,421
Thermal/Acoustical Metals Segment	35,849	36,596	116,971	116,394
Thermal/Acoustical Fibers Segment	31,175	23,630	87,061	70,712
Other Products and Services:
Life Sciences Vital Fluids	4,114	4,326	12,684	12,306
Eliminations and Others	(1,003)	(1,195)	(2,952)	(3,377)
Consolidated Net Sales	$97,995	$94,167	$298,075	$288,456

Operating Income

Performance Materials Segment	$2,419	$3,325	$6,967	$10,427
Thermal/Acoustical Metals Segment	3,742	2,612	11,191	11,729
Thermal/Acoustical Fibers Segment	5,206	3,445	16,792	9,056
Other Products and Services:
Life Sciences Vital Fluids	112	354	593	874
Corporate Office Expenses	(4,093)	(4,536)	(12,119)	(12,741)
Consolidated Operating Income	$7,386	$5,200	$23,424	$19,345

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Lydall, Inc. News Release	November 4, 2013

Financial Position
In thousands except ratio data
(Unaudited)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$59,996	$63,623
Working capital	$122,009	$105,451
Total debt	$1,919	$2,411
Stockholders' equity	$187,904	$174,496
Total capitalization	$189,823	$176,907
Current ratio	3.4	3.3
Total debt to total capitalization	1.0%	1.4%

Cash Flows
In thousands
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$4,428	$6,684	$10,908	$19,211
Net cash (used for) provided by investing activities	$(3,987)	$(1,160)	$(9,660)	$5,070
Net cash used for financing activities	$(35)	$(469)	$(5,546)	$(3,551)
Depreciation and amortization	$3,045	$3,357	$9,586	$10,346
Capital expenditures	$(3,987)	$(2,160)	$(9,502)	$(7,945)

Common Stock Data
Quarter Ended September 30,

	2013	2012

High	$17.18	$14.43
Low	$14.53	$12.12
Close	$17.17	$14.09

During the third quarter of 2013, 2,583,700 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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